UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 22, 2006

(Commission File Number)	Exact names of registrants as specified in their charters, address of principal executive offices, telephone number and state of incorporation	(IRS Employer Identification No.)

1-15929	PROGRESS ENERGY, INC.	56-2155481
410 S. Wilmington Street
Raleigh, North Carolina 27601-1748
Telephone: (919) 546-6111
State of Incorporation: North Carolina

None
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR
240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR
240.13e-4(c))

#234859

SECTION 8 - Other Events.

Item 8.01 Other Events.

On May 22, 2006, Progress Energy, Inc. (the “Company”) announced that it has idled production of synthetic fuel at its synthetic fuel facilities. The Company’s decision to idle production was based on the high level of oil prices and the continued uncertainty of any proposed federal legislation regarding the value of the tax credits received as a result of synthetic fuel production.

If the Company’s synthetic fuel operations remained idle for the balance of 2006 and the 2006 credits earned to date were completely phased out due to high oil prices, then the estimated current year ongoing losses through May from the Company’s synthetic fuel operations would be approximately $30 million or $0.12 per share, which includes a reversal of $19 million of tax credits recorded in the first quarter of 2006. The Company is evaluating its synthetic fuel and other related operating long-lived assets for potential impairment and other charges related to the idling of the facilities during the second quarter of 2006. The total carrying value of these assets is approximately $100 million.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PROGRESS ENERGY, INC.
Registrant

By:	/s/ Jeffrey M. Stone
Jeffrey M. Stone
Chief Accounting Officer

Date: May 24, 2006